UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Youngstrom Executive Employment Agreement

As previously disclosed by EnteroMedics Inc. (the “Company”) in its Current Report on Form 8-K filed on September 12, 2016, the Company hired Scott Youngstrom to succeed Greg Lea as the Company’s Chief Financial Officer and Chief Compliance Officer, effective October 3, 2016. At the September 14, 2016 meeting of the Board of Directors (the “Board”) of the Company, the Board had determined that Mr. Youngstrom meets the requirements to be considered an executive officer of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934 (the “Exchange Act”) and in Section 16(a) of the Exchange Act.

Attached hereto as Exhibit 10.1 is the Executive Employment Agreement the Company entered into with Mr. Youngstrom on October 3, 2016 (the “Youngstrom Employment Agreement”). The Youngstrom Employment Agreement has a one year term with an automatic renewal provision for successive one year terms and provides for a base salary of not less than $300,000 per year or such higher rate as may be approved by the Board. The Youngstrom Employment Agreement also provides that Mr. Youngstrom will be eligible for an annual management incentive program bonus target of up to 45% of his base salary in effect from time to time based on his level of achievement of milestones to be established between him and the Compensation Committee of the Board. Mr. Youngstrom will also be eligible to receive stock options and other equity awards under the Company’s Amended and Restated 2003 Stock Incentive Plan.

The Youngstrom Employment Agreement may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by the Company for “Cause” or by Mr. Youngstrom for “Good Reason” (as such terms are defined in the Youngstrom Employment Agreement). In addition, under the Youngstrom Employment Agreement, either party may terminate the Mr. Youngstrom’s employment at any time for any reason or no reason, including after a “Change in Control” (as defined in the Youngstrom Employment Agreement) with 30 days’ prior written notice.

The Youngstrom Employment Agreement also provides that if Mr. Youngstrom is involuntarily terminated by the Company without Cause or he terminates his employment for Good Reason, and he executes a general release of claims in favor of the Company, the Company will be obligated to pay, as severance pay, Mr. Youngstrom’s base salary at the rate in effect on the date of termination for a period of twelve months. Mr. Youngstrom will also be entitled to continue to participate in the Company’s medical, dental and life insurance programs for the period he is entitled to receive severance payments. Additionally, upon such termination, all of Mr. Youngstrom’s options to purchase shares of common stock of the Company that would have vested within one year of the date of such termination shall vest immediately.

Additionally, upon the occurrence of a “Change in Control” and the satisfaction of certain other conditions, all of Mr. Youngstrom’s then–unvested options will immediately vest, regardless of whether his employment is terminated in connection with the Change in Control. In addition, if Mr. Youngstrom’s employment is terminated by the Company without Cause or by Mr. Youngstrom for Good Reason after a Change in Control, any options issued to Mr. Youngstrom which have not vested will accelerate such that on the date of separation, all of Mr. Youngstrom’s options that have not vested will immediately vest upon the date of separation.

If Mr. Youngstrom’s severance payment would trigger an excise tax liability, the Youngstrom Employment Agreement provides that he would be entitled to receive, at his discretion, either (i) a severance payout reduced below the amount that would trigger an excise tax liability, or (ii) his full severance pay, with Mr. Youngstrom assuming all responsibility for any excise tax liability. The Company is not obligated to pay an “excise tax” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and there are no tax “gross-up” provisions in the Youngstrom Employment Agreement. The Youngstrom Employment Agreement also provides that it shall be interpreted to avoid implications of taxes and penalties under Section 409A of the Code.

In addition, the Youngstrom Employment Agreement includes an assignment provision and provides for non-competition, non-disclosure, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

The description of the Youngstrom Employment Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the copies of the Youngstrom Employment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 8.01 Other Events.

On October 5, 2016, the Company issued a press release to announce that, as of October 1, 2016, vBloc® Neurometabolic Therapy is now available to U.S. veterans at U.S. Department of Veterans Affairs medical facilities through the Company’s partnership with Academy Medical LLC. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between EnteroMedics Inc. and Scott Youngstrom, dated October 3, 2016

99.1	Press Release dated October 5, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Scott Youngstrom
Scott Youngstrom
Chief Financial Officer and Chief Compliance Officer

Date: October 6, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, by and between EnteroMedics Inc. and Scott Youngstrom, dated October 3, 2016

99.1	Press Release dated October 5, 2016